Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333- 183079) and S-8 (No. 333-71421, 333-139879, 333-107289 and 333-186311) of Knight Capital Group, Inc. of our report dated February 28, 2013, except for the effects of assets and liabilities of the business held for sale, discontinued operations and operating business segment realignment discussed in Note 1, as to which the date is May 12, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K .

/s/ PricewaterhouseCoopers LLP

New York, New York

May 12, 2013